Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form F-3 of our reports dated September 18, 2008, relating to the consolidated financial statements of Mitsubishi UFJ Financial Group, Inc. (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (i) the merger with UFJ Holdings, Inc., (ii) the restatement discussed in Notes 5, 7, 11, 18, 22, 25 and 26 to the consolidated financial statements, and (iii) the changes in methods of accounting for (a) conditional asset retirement obligations, (b) pension and other postretirement plans, (c) stock-based compensation, (d) uncertainty in income taxes and (e) leveraged leases, as described in Note 1 to the consolidated financial statements), and the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 20-F of Mitsubishi UFJ Financial Group, Inc. for the year ended March 31, 2008, and to the reference to us under the heading “EXPERTS” in the Prospectus Supplement and Prospectus, which is part of this Registration Statement.

/s/ DELOITTE TOUCHE TOHMATSU
DELOITTE TOUCHE TOHMATSU

Tokyo, Japan

November 18, 2008